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                                                                    Exhibit 3.32

                             ARTICLES OF AMENDMENT
                                       TO
                         THE ARTICLES OF INCORPORATION
                                       OF
                             STANSLEY RACING CORP.

     1.     The name of the corporation is Stansley Racing Corp.
(the "Corporation").

     2. By consent in writing dated the 16th day of June, 1994, signed by all of the directors of the Corporation, the directors adopted a resolution finding that the following proposed amendment to its Articles of Incorporation (the "Amendment") was in the best interests of the Corporation and directed that it be submitted to a vote of the shareholders.

     Article C of the Articles of Incorporation of the Corporation is hereby deleted in its entirety and the following new Article C is inserted in its place:

                C. Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is as follows:

                              Class              Number
                            and Series         of Shares
                            ----------         ---------

                              Common             5,000


                The holders of the common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution. No holders of any class or series of stock shall have the preemptive right to acquire unissued shares of any class or series of stock of the Corporation.

                The Corporation may purchase, upon a vote of a majority of its shareholders, at fair market value, the entire interest of any shareholder who is or becomes unqualifed for such position under
            Section 59.1-379 of the Code of Virginia of 1950, as amended.

     3. The Amendment proposed by all of the directors as hereinabove set forth was adopted by consent in writing dated the

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16th day of June, 1994, which set forth the proposed Amendment and which was signed by all of the shareholders of the Corporation.

Dated: June 16, 1994

                                                   STANSLEY RACING CORP., a
                                                     Virginia corporation

                                                   By: /s/ Arnold W. Stansley
                                                       -------------------------
                                                       Arnold W. Stansley
                                                       President